EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
XTO Energy Inc. Employees’ 401(k):

We consent to the incorporation by reference in the Registration Statements (Nos. 333-68775, 333-69977, 333-37668, 333-81849, 333-91460, 333-120540 and 33-55784) on Form S-8 of XTO Energy Inc. of our report dated June 4, 2008 with respect to the statements of net assets available for benefits of XTO Energy Inc. Employees’ 401(k) Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2007, and the related supplemental schedule, which report appears in the December 31, 2007, annual report on Form 11-K of XTO Energy Inc. Employees’ 401(k) Plan.

KPMG LLP

Fort Worth, Texas
June 4, 2008